Exhibit A(1)(A)
Chapman and Cutler
Draft of July 8, 2014

Elkhorn Unit Trust, Series 1

Trust Agreement

Dated:  July 1, 2014

This Trust Agreement among Elkhorn Securities, LLC, as Depositor, Elkhorn Investments, LLC as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Elkhorn Unit Trusts, Effective for Unit Investment Trusts Investing in  Equity Securities Established On and After July 1, 2014” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.  All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1.The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

2.The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statement of Financial Condition_Number of Units” in the Prospectus for the Trust.

3.The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Statement of Financial Condition_Number of units” for such Trust in the Prospectus.

4.The term “Deferred Sales Charge Payment Dates” shall mean the dates specified for deferred sales fee installments under “Fees and Expenses” for each Trust in the Prospectus.

5.The term “Distribution Date” shall mean the “Distribution Dates” set forth under “Essential Information” for each Trust in the Prospectus.

6.The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” for each Trust in the Prospectus.

7.The term “Record Date” shall mean the “Record Dates” set forth under “Essential Information” for each Trust in the Prospectus.

8.Elkhorn Investments, LLC’s annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under “Fees and Expenses—Annual Operating Expenses—Portfolio Supervisory, evaluation and administration fees” for each Trust in the Prospectus.

9.The Trustee’s annual compensation as set forth under Section 7.04 shall be $0.____ per Unit.

In Witness Whereof, the undersigned, as Depositor, has caused this Trust Agreement to be executed all as of the day, month and year first above written.

Elkhorn Securities, LLC

By ___________________
Benjamin T. Fulton
Chief Executive Officer

In Witness Whereof, the undersigned, as Evaluator and Supervisor, has caused this Trust Agreement to be executed all as of the day, month and year first above written.

Elkhorn Investments, LLC

By ___________________
Benjamin T. Fulton
Chief Executive Officer

In Witness Whereof, the undersigned, as Trustee, has caused this Trust Agreement to be executed all as of the day, month and year first above written.

The Bank of New York Mellon

By __________________
[Name]
[Title]

Schedule A to Trust Agreement
Securities Initially Deposited
in
Elkhorn Unit Trust, Series 1

Incorporated herein by this reference and made a part hereof  are the schedules set forth under “Portfolio” for each Trust in the Prospectus.